                                                                     Exhibit 4.4

                                                                  EXECUTION COPY

                           ALTUS PHARMACEUTICALS INC.

        AMENDED AND RESTATED RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

     This Amended and Restated Right of First Refusal and Co-Sale Agreement (this "Agreement") dated as of May 21, 2004 is entered into by and among Vertex Pharmaceuticals Incorporated, a Massachusetts corporation ("Vertex"), the persons and entities listed on Exhibit A attached hereto (individually, a "Purchaser" and collectively, the "Purchasers"), Altus Pharmaceuticals Inc., a Delaware corporation (the "Company") (f/k/a "Altus Biologics Inc."), each of the executives of the Company listed on Exhibit B hereto (individually, an "Executive" and collectively, the "Executives") who is now, or after the date hereof becomes, an executive of the Company and joins in and becomes a party to this Agreement by executing and delivering to the Company an Instrument of Accession in the form of Annex 1 hereto, and each other holder of 1% or more of the outstanding voting stock of the Company listed on Exhibit C hereto (individually, an "Other Holder" and collectively, the "Other Holders"), who owns, or shall after the date hereof acquire, 1% or more of the outstanding voting stock of the Company and joins in and becomes a party to this Agreement by executing and delivering to the Company an Instrument of Accession in the form of Annex 2 hereto, and amends and restates that certain Right of First Refusal and Co-Sale Agreement among the Company and the parties thereto dated September 26, 2001, as amended as of December 7, 2001 (the "Prior Agreement"). Vertex, the Purchasers and the Other Holders are sometimes referred to in this agreement as the "Stockholders." Executives and Former Employees (as defined below) are expressly excluded from the definition of Stockholders, notwithstanding the fact that an Executive may hold 1% or more of the outstanding voting stock of the Company. For the purposes of this Agreement a "Former Employee" shall be any Executive who ceases to be employed by or serve as a consultant to the Company. A Former Employee ceases to be an Executive for all purposes under this Agreement.

                                    Recitals

     WHEREAS, the Company, Vertex, certain of the Purchasers, the Executives and the Other Holders have previously entered into the Prior Agreement;

     WHEREAS, the Company and certain of the Purchasers are parties to that certain Series C Convertible Preferred Stock and Warrant Purchase Agreement of even date herewith (the "Purchase Agreement");

     WHEREAS, the execution and delivery of this Agreement is a condition to the consummation of the transactions contemplated by the Purchase Agreement;

     WHEREAS, the parties to the Prior Agreement desire to amend and restate the Prior Agreement in its entirety so as to read in its entirety as set forth herein;

     WHEREAS, the undersigned parties represent the necessary voting power in order to amend the Prior Agreement as set forth in Section 11.5 thereof; and

     WHEREAS, the purpose of this Agreement is to protect the management and control of the Company from influence by any person not acceptable to the Stockholders, and to assist the Stockholders in selling their Shares if they so desire.

     NOW, THEREFORE, for valuable consideration, it is agreed as follows.

     1. Certain Definitions.

     As used in this Agreement, the term "Shares" shall include all shares of capital stock of the Company held by Stockholders, Executives and/or Former Employees, whether now owned or hereafter acquired. For purposes of calculating any person's "pro rata" ownership of Shares, all shares of capital stock that are convertible into common stock, $.01 par value per share, of the Company (the "Common Stock") shall be deemed to have been converted into Common Stock of the Company, and for purposes of Sections 5 and 6 only, the warrants held by Vertex as of the date hereof, warrants (the "Series B Warrants") held by certain Purchasers as of the date hereof to purchase shares of Series B Convertible Preferred Stock, $.01 par value per share, (the "Series B Preferred") and the warrants (the "Series C Warrants") issued on the date hereof to the Purchasers of Series C Convertible Preferred Stock, $.01 par value per share, (the "Series C Preferred") to purchase shares of Series C Preferred (the Series C Warrants together with the Series B Warrants, the "Purchaser Warrants"), so long as they remain outstanding, shall be deemed to have been exercised.

     2. Restrictions on Transfer.

          2.1 Any sale, transfer or other disposition, whether voluntarily or by operation of law ("Transfer") of any of the Shares by a Stockholder, Executive or Former Employee, other than according to the terms of this Agreement, shall be void and shall not transfer any right, title, or interest in or to any of such Shares to the purported transferee.

          2.2 An Executive may not Transfer Shares except in accordance with
Section 3 or Section 8.

          2.3 An original copy of this Agreement, duly executed by each of the parties hereto, shall be delivered to the Secretary of the Company and maintained at the principal executive office of the Company and made available for inspection by any person requesting it.

          2.4 Each Stockholder, Executive and Former Employee agrees to present the certificates representing the Shares presently owned or hereafter acquired by him, her or it to the Secretary of the Company and cause the Secretary to stamp on such certificates in a prominent manner the following legend in substantially the following form:

          "The sale or other disposition of any of the shares represented by this certificate is restricted by an Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of May 21, 2004, as amended from time to time, among certain of the shareholders of this corporation and this corporation (the "Agreement"). A copy of the Agreement is available for inspection during normal business hours at the principal executive office of this corporation."

     3. Transfers Not Subject to Restrictions. Any Stockholder, Executive or Former Employee may Transfer Shares (i) to his or her parents, spouse, children, siblings, in-laws, grandchildren, or children or grandchildren of siblings or in-laws, or to a trust established for the benefit of himself or herself or any such family member, or dispose of them under his or her will (in the case of a Stockholder, Executive or Former Employee who is a natural person), (ii) to an affiliate (as such term is defined under the Securities Act of 1933, as amended (the "Securities Act")) of such Stockholder (in the case of a Stockholder that is an entity) or (iii) to a partner, a retired partner, member or retired member of such Stockholder, or to the estate of any such partner or member (in the case of a Stockholder that is a partnership or limited liability company), without compliance with Sections 4 through 6, provided that any transferee pursuant to clause (i), (ii) or (iii) above delivers to the Company and the Stockholders a written instrument agreeing to be bound by the terms of this Agreement as if it were the transferor.

     4. Offer of Sale; Notice of Proposed Sale.

     If any Stockholder or Former Employee desires to Transfer any of his, her or its Shares, or any interest in such Shares, in any transaction other than pursuant to Section 3 of this Agreement, such Stockholder or Former Employee (the "Selling Stockholder") shall first deliver written notice of his, her or its desire to do so (the "Notice") to the Company and each of the Stockholders in the manner prescribed in Section 12.4 of this Agreement. The Notice must specify: (i) the name and address of the party to which the Selling Stockholder proposes to sell or otherwise dispose of the Shares or an interest in the Shares (the "Offeror"), (ii) the number, class and series of Shares the Selling Stockholder proposes to sell or otherwise dispose of (the "Offered Shares"),
(iii) the consideration per Share to be delivered to the Selling Stockholder for the proposed sale, transfer or disposition, and (iv) all other material terms and conditions of the proposed transaction.

     5. Stockholders' Option to Purchase.

          5.1 Subject to Section 6, each Stockholder other than the Selling Stockholder (the "Non-Selling Stockholders") shall have an option, exercisable for a period of fifteen (15) business days from the date of delivery of the Notice, to purchase, on a pro rata basis according to the number of Shares owned by such Non-Selling Stockholder, the Offered Shares for the consideration per share and on the terms and conditions set forth in the Notice. Such option shall be exercised by delivery by such Non-Selling Stockholder of written notice to the Secretary of the Company. Notwithstanding the foregoing, in no event shall Vertex be entitled to exercise any rights under this Section 5 to the extent that any purchase hereunder by Vertex would result in Vertex holding more than ten percent (10%) of the Company's issued and outstanding shares of Series B Preferred or Series C Preferred.

          5.2 Subject to the terms of Section 6, each Non-Selling Stockholder who does not elect to purchase Shares pursuant to Section 5.1 may, within the same 15-day period referred to in Section 5.1, notify the Secretary of the Company of its desire to participate in the sale of the

Shares on the terms set forth in the Notice, and the number, class and series of Shares it wishes to sell.

          5.3 In the event options to purchase have been exercised by the Non-Selling Stockholders with respect to some but not all of the Offered Shares, those Non-Selling Stockholders who have exercised their options within the 15-day period specified in Section 5.1 shall have an additional option, for a period of ten (10) days next succeeding the expiration of such 15-day period, to purchase all or any part of the balance of such Offered Shares on the terms and conditions set forth in the Notice, which option shall be exercised by the delivery of written notice to the Secretary of the Company. In the event there are two or more such Non-Selling Stockholders that choose to exercise the last-mentioned option for a total number of Offered Shares in excess of the number available, the Offered Shares available for each such Non-Selling Stockholders option shall be allocated to such Non-Selling Stockholder pro rata based on the number of Shares owned by the Non-Selling Stockholder so electing.

          5.4 If the options to purchase the Offered Shares are exercised in full by the Non-Selling Stockholders, the Company shall immediately notify all of the Non-Selling Stockholders of that fact. The closing of the purchase of the Offered Shares shall take place at the offices of the Company no later than five
(5) days after the date of such notice to the Non-Selling Stockholders.

          5.5 The option to purchase provided for in this Section 5 shall not apply to any Approved Sale as that term is defined in Section 7.

          5.6 The option provided for in this Section 5 shall have priority over any first refusal rights held by the Company or by any other parties to this Agreement.

     6. Failure to Fully Exercise Options; Co-Sale.

          6.1 If the Non-Selling Stockholders do not exercise their options to purchase all of the Offered Shares within the periods described in this Agreement (the "Option Period"), then all options of the Non-Selling Stockholders to purchase the Offered Shares, whether exercised or not, shall terminate, and each Non-Selling Stockholder which has, pursuant to Section 5, expressed a desire to sell Shares in the transaction (a "Participating Stockholder"), shall be entitled to do so pursuant to this Section; provided, however, that with respect to Offered Shares consisting of Series C Preferred, the Participating Stockholders may only elect to sell Shares consisting of Series C Preferred. The Company shall promptly, on expiration of the Option Period, notify the Selling Stockholder of the number of Shares the Participating Stockholders wish to sell, specifying the class and series of such Shares and the number of Shares within each class and series. The Selling Stockholder shall use his, her or its best efforts to interest the Offeror in purchasing, in addition to the Offered Shares, the Shares that any Participating Stockholder wishes to sell. If the Offeror does not wish to purchase all of the Shares made available by the Selling Stockholder and the Participating Stockholders, then each Participating Stockholder and the Selling Stockholder shall be entitled to sell, at the price and on the terms and conditions set forth in the Notice (provided that the price set forth in the Offer with respect to shares of Common Stock shall be appropriately adjusted, if necessary, based on the conversion ratio of any Convertible Preferred Stock to be sold), a portion of the Shares being sold to the Offeror as follows:

               (i) With respect to the Offered Shares consisting of shares of Series C Preferred, that number of shares of Series C Preferred in the same proportion as such Selling Stockholder's or Participating Stockholder's ownership of Series C Preferred bears to the aggregate number of shares of Series C Preferred owned by the Selling Stockholder and the Participating Stockholders; and

               (ii) With respect to the Offered Shares that do not consist of shares of Series C Preferred, that number of Shares in the same proportion as such Selling Stockholder's or Participating Stockholder's ownership of Shares bears to the aggregate number of Shares owned by the Selling Stockholder and the Participating Stockholders.

The transaction contemplated by the Notice shall be consummated not later than sixty (60) days after the expiration of the Option Period.

          6.2 If the Participating Stockholders do not elect to sell the full number of Shares which they are entitled to sell pursuant to Section 6.1, the Selling Stockholder shall be entitled to sell to the Offeror, according to the terms set forth in the Notice, that number of his, her, or its own Shares which equals the difference between the number of Shares desired to be purchased by the Offeror and the number of Shares the Participating Stockholders desire to sell pursuant to Section 6.1. If the Selling Stockholder wishes to Transfer any such Shares at a price per Share which differs from that set forth in the Notice, upon terms different from those previously offered to the Stockholders, or more than sixty (60) days after the expiration of the Option Period, then, as a condition precedent to such transaction, such Shares must first be offered to the Stockholders on the same terms and conditions as given the Offeror, and in accordance with the procedures and time periods set forth above.

          6.3 The proceeds of any sale made by the Selling Stockholder without compliance with the provisions of this Section 6 shall be deemed to be held in constructive trust in such amount as would have been due to the Participating Stockholders if the Selling Stockholder had complied with this Agreement.

     7. Voting and Required Sale. If any person or entity offers to acquire all or substantially all of the assets or business of the Company, by merger, sale of assets, stock purchase or otherwise, and

               (i) the aggregate consideration payable in respect thereof is equal to or greater than the Threshold Price (as defined below) and the Purchasers holding 55% in interest of the voting power of the then outstanding shares of Series B Preferred and Series C Preferred voting together as a single class on an as converted basis have voted in favor of such transaction (whether at an annual or special meeting of stockholders or by written consent in lieu thereof); or

               (ii) the aggregate consideration payable in respect thereof is less than the Threshold Price and at least 55% of the voting power of all issued and outstanding shares of capital stock of the Company (other than issued and outstanding shares of voting capital stock held by Vertex or any holder of capital stock of the Company for which the transaction is an Interested Transaction (as defined below)) have voted in favor of such transaction (whether at an annual or special meeting of stockholders or by written consent in lieu thereof) (any of (i) or (ii) above shall be referred to herein as an "Approved Sale")); then

     Vertex, the Executives and the Former Employees (the "Obligees") shall be obligated to (a) vote all of their Shares in favor of the transaction, (b) sell, transfer or exchange all of their Shares in connection with such transaction on the same terms as those consented to by such consenting stockholders of the Company's voting capital stock (with appropriate adjustment to reflect the conversion of convertible securities and the preferences and priorities of the Company's preferred stock, $.01 par value per share (the "Preferred Stock")), and (c) execute and deliver such instruments of conveyance and transfer and take such other action, including executing any purchase agreement, merger agreement, indemnity agreement, escrow agreement or related documents, as may be reasonably required by the Company in order to carry out the terms and provisions of this Section 7. If the Approved Sale is structured as a merger or consolidation, the Obligees shall waive any dissenters' rights, appraisal rights or similar rights in connection with the Approved Sale. If an Obligee fails or refuses to vote or sell his, her or its Shares as required by, or votes his, her or its Shares in contravention of, this Section 7, then each such Obligee hereby grants to the Secretary of the Company an irrevocable proxy, coupled with an interest, to vote such Shares in accordance with this Section 7, and hereby appoints the Secretary of the Company its attorney in fact, to sell such Shares in accordance with the terms of this Section 7. At the closing of the Approved Sale, each Obligee shall deliver, against receipt of the consideration payable in such transaction, certificates representing the Shares which such Obligee holds of record or beneficially, with all endorsements necessary for transfer. In the event that an Obligee fails or refuses to comply with the provisions of this Section 7, the Company, the Stockholders and the purchaser in such transaction, at their option, may elect to proceed with such transaction notwithstanding such failure or refusal and, in such event and upon tender of the specified consideration to any such Obligee, the rights of any such party with respect to the Shares shall cease.

          The "Threshold Price" shall mean $8.549420 times the number of shares of Common Stock then outstanding (and assuming the conversion of all outstanding convertible preferred stock, the exercise of all outstanding options and the exercise of all outstanding warrants (options and warrants that are outstanding at any point in time are hereinafter referred to as "Common Stock Equivalents")).

          An "Interested Transaction" with respect to any "Person" (which for purposes of this Agreement shall include persons and entities) shall mean a transaction between the Company and any other corporation, limited liability company, partnership, association, organization or other entity (the "Transaction Party") if such Person either (i) is an officer, director, member, partner or affiliate of the Transaction Party or (ii) has a "Financial Interest" (as defined below) in the Transaction Party or with respect to the transaction (other than a financial interest resulting solely from such Person's proportionate interest as a stockholder of the Company)).

          A Person has a "Financial Interest" in a Transaction Party or a transaction if such Person, directly or indirectly, has (i) an ownership or investment interest in the Transaction Party; (ii) a compensation arrangement with the Transaction Party or with respect to the transaction; or (iii) a right to acquire an ownership or investment interest in, or compensation arrangement with the Transaction Party; provided, however, that the ownership of 3% or less of the total outstanding equity of a Transaction Party by any Person shall not constitute a Financial Interest. Notwithstanding the foregoing, a transaction shall not constitute an Interested Transaction as to any Person who a majority of the Disinterested Directors (as defined below) determine in good faith does not have a material financial interest in such transaction other than such Person's ownership of voting capital stock of the Company. "Disinterested Directors" shall mean the directors of the Company other than any director nominated solely by the Person regarding whom the determination of an Interested Transaction is to be made.

     In the event that the Secretary of the Company is unwilling or unable to act as attorney in fact as set forth in this Section 7, the holders of a majority of the shares held by the Purchasers shall be entitled to appoint a new attorney in fact in substitution thereof.

     8. Inapplicability of Certain Restrictions to Approved Sales. The restrictions contained in Sections 2, 3, 4, 5 and 6 shall not apply to any Transfer of Shares by any party hereto in connection with any Approved Sale.

     9. Required Exercise of Convertible Securities.

          (a) In connection with a firm-commitment underwritten public offering of the Common Stock pursuant to a registration statement under the Securities Act (a "Public Offering"), Vertex will exercise a sufficient number of its then outstanding warrants for Common Stock ("Vertex Warrants") such that all outstanding warrants (Vertex Warrants together with all other outstanding warrants for Common Stock and capital stock of the Company convertible into Common Stock, other than (i) warrants with a per share exercise price of less than $.05 and (ii) the Purchaser Warrants other than the Vertex Warrants (the "Outstanding Warrants")) shall equal not more than 10% of the Common Stock outstanding after the closing of the Public Offering, including the exercise of any over-allotment option (assuming for the purpose of determining the number of shares of Common Stock outstanding, the conversion of all outstanding convertible securities (other than stock options held by current and former directors, officers and employees) and the exercise of all outstanding warrants for Common Stock (the "Outstanding Common Stock Equivalents")).

          (b) [Intentionally Omitted]

          (c) In the event the Company intends to sell shares of its voting capital stock in a Public Offering, it shall provide Vertex with notice of such intent. Such notice shall contain a detailed analysis of the general parameters of the expected offering with the Company's best estimates of the number of shares that will be sold, the aggregate number of shares of voting capital stock that are likely to be outstanding after the closing of the Public Offering (including the closing of any over-allotment option) and the number of Vertex Warrants that the Company expects Vertex will be required to exercise.

          (d) Upon the closing of the Public Offering, including the closing of the exercise of any over-allotment option or the expiration of the over-allotment option, the Company shall deliver notice (the "Vertex Notice") to Vertex, including a detailed calculation of the number of Vertex Warrants Vertex is required to exercise (the "Required Amount") such that the Outstanding Warrants shall equal not more than 10% of the Common Stock outstanding after the closing of the Public Offering, calculated as provided in Section 9(a) above. Vertex shall within three (3) business days of the Vertex Notice, complete the required exercise, including payment of the aggregate exercise price.

          (e) In the event Vertex does not complete an exercise of the Required Amount within two (2) business days of the Vertex Notice, Vertex shall contact the President of the Company and schedule to meet in person with the President of the Company and its representatives as soon as practicable but in any event such meeting shall occur within seven (7) business days of the Vertex Notice to discuss the disputed Required Amount. If such dispute cannot be resolved at such meeting, then within two (2) business days of such meeting (or if such meeting does not occur within such seven (7) business day-period, then within ten (10) business days of the Vertex Notice), the Company's independent accountants shall certify by notice delivered to Vertex the independent accountants' understanding and belief as to the Required Amount (the "Accountants Required Amount").

          (f) If as of the close of business on the fifth (5th) business day following the accountants' notice, Vertex has not yet exercised the Accountants Required Amount and delivered to the Company the aggregate exercise price therefor, the Company shall be entitled to deem the Accountants Required Amount exercised by Vertex as of the close of business on such date, to cancel the exercised Vertex Warrants constituting the Accountants Required Amount, to reflect such exercise and cancellation in the stock records of the Company and to hold the shares of Common Stock issued in respect of such deemed exercise as collateral against payment of the aggregate exercise price for the Accountants Required Amount. In the event of such a deemed exercise, Vertex shall have an obligation to pay to the Company the aggregate exercise price as of the date of such deemed exercise. Vertex agrees not to assert against the Company any defense, set-off, recoupment, claim or counterclaim, against or in respect of such payment. Upon payment of the exercise price for the Accountants Required Amount, the Company shall deliver to Vertex a stock certificate representing the shares of Common Stock issued upon such deemed exercise. In the event the exercise price is not paid as of the date of such deemed exercise, the aggregate exercise price shall accrue interest at a rate that shall initially be 10% per annum. Such interest rate shall increase two percent per month (e.g., 10% interest to 12% interest to 14% interest, etc.) until such interest rate reaches 20%, at which time such interest rate shall remain at 20% per annum until payment has been made in full. If the aggregate exercise price remains unpaid on the thirtieth (30th) day following such deemed exercise, the Company shall be entitled at its option to sell such shares and apply the proceeds of the sale to the satisfaction of the aggregate exercise price and shall be entitled to retain any remaining amounts for the account of the Company, and Vertex shall have no further rights with respect to such amounts or such shares. For the avoidance of doubt, Sections 4, 5 and 6 of this Agreement shall not apply to any sale of shares of capital stock of the Company pursuant to the preceding sentence.

     10. Termination of Agreement.

          10.1 This Agreement shall terminate upon the earlier of the following events:

          (a) The sale of all or substantially all of the assets or business of the Company, by merger, sale of assets or otherwise (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 50% by voting power of the capital stock of the surviving corporation); or

          (b) The closing of the public offering of shares of the Common Stock that triggers mandatory conversion of the Company's Preferred Stock pursuant to the terms of the Company's Certificate of Incorporation as in effect from time to time (the "Charter").

          10.2 The provisions of Sections 4, 5 and 6 hereof shall not apply to any sale of Shares pursuant to a transaction referred to in Section 10.1 above.

     11. Transfers. No Transfer of Shares by a party hereto shall be valid unless the transferee provides written notice of such transfer to the Company and agrees in writing to be bound hereby in the same capacity and to the same extent as the transferring party.

     12. General.

          12.1 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          12.2 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each Stockholder shall be entitled to specific performance of the agreements and obligations of the Company, the other Stockholders, the Executives, the Former Employees and the Obligees hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

          12.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of The State of Delaware (without reference to the conflicts of law provisions thereof).

          12.4 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) two (2) business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one (1) business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

     If to the Company, at 125 Sidney Street, Cambridge, Massachusetts 02139,
Attention: President, or at such other address or addresses as may have been furnished in writing by the Company to the Purchasers, with a copy to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts 02111, Attention: Jonathan L. Kravetz, Esq.;

     If to a Purchaser, at his or its address set forth in Schedule A hereto, or at such other address or addresses as may have been furnished to the Company in writing by such Purchaser. If the Purchaser is a holder of Series B Preferred, a copy of such notice shall be delivered to Tomlinson Zisko LLP, 200 Page Mill Road, Second Floor, Palo Alto, California 94306, Attention: Jill E. Fishbein, Esq, and if the Purchaser is a holder of Series C Preferred, a copy of such notice shall be delivered to Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019, Attention: Steven J. Gartner, Esq.;

     If to an Other Holder, at his or its address set forth on Exhibit C hereto, or at such other address or addresses as may have been furnished to the Company in writing by such Other Holder;

     If to Vertex, at 130 Waverly Street, Cambridge, Massachusetts 02139,
Attention: General Counsel, or at such other address or addresses as may have been furnished to the Company in writing by Vertex;

     If to a person in its capacity as attorney under Section 7, at such address or addresses as may be furnished to the parties hereto at the time of the grant of the irrevocable proxy under Section 7; and

     If to an Executive or Former Employee, at the address of the Company, or at such other address or addresses as may have been furnished to the Company in writing by such Executive or Former Employee.

     Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.

          12.5 Complete Agreement; Amendments. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings relating to such subject matter. No amendment, modification or termination of, or waiver under, any provision of this Agreement shall be valid unless in writing and signed by the Company and Stockholders holding at least 55% of the voting power of the Shares then held by all of the Stockholders (giving effect to the conversion into Common Stock of all securities convertible thereinto, i.e. on an as converted basis); provided, however, this Agreement may be amended or terminated, and any right hereunder may be waived with respect to all parties to this Agreement with the consent of less than all parties to this Agreement, and shall be binding upon each party, even if they do not execute such consent, only if such amendment, modification or termination applies in the same fashion to all parties to this Agreement whose rights are being terminated, amended or waived; provided further, however, any amendment or modification of this Agreement which would adversely affect the rights or obligations of the Executives or Former Employees shall require the consent of the Executives and Former Employees holding at least a majority of the voting power of the Shares held by all Executives and Former Employees. For the sake of clarity, no amendment to this Agreement which adds additional Stockholders, Executives or Former Employees as parties hereto shall be deemed to adversely affect any Person who or which is already a party hereto. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. Notwithstanding anything to the contrary herein, any amendment to the Threshold Price in Section 7 hereof shall require the prior written consent of Vertex only if such amendment occurs between the date hereof and the second anniversary of the date hereof and is to a price less than $4.2747100.

          12.6 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

          12.7 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

          12.8 Section Headings. The section headings are for the convenience of the parties and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.

          12.9 Additional Stockholders. Persons or entities that, after the date hereof, purchase shares of the Company's capital stock such that they become holders of at least one percent (1%) of the outstanding voting capital stock of the Company may, with the prior written approval of the Company (but without the need for approval by any other party to this Agreement), become parties to this Agreement by executing and delivering an Instrument of Accession hereto, whereupon they shall be deemed "Stockholders" for all purposes of this Agreement.

          12.10 Changes in Executives. Anyone who, on or after the date hereof, becomes an executive officer of the Company shall become party to this Agreement by executing and delivering an Instrument of Accession hereto, whereupon they shall be deemed an "Executive" for all purposes of this Agreement. The Company shall use its best efforts to ensure that anyone who becomes an executive officer of the Company executes and delivers such an Instrument of Accession.

          12.11 Stop Transfer Order. The parties hereto agree that the Company may instruct its transfer agent to impose transfer restrictions on the Shares to enforce the provisions of this Agreement, and the Company agrees to do so promptly.

          12.12 Ownership. Each party hereto represents and warrants that he, she or it is the sole legal and beneficial owner of the Shares he, she or it currently holds and that no other person has any interest (other than a community property interest) in such Shares, except as specified on Exhibit A, B or C hereto. In every case where Exhibit A, B or C indicates that a party is not the sole legal and beneficial owner of the Shares, such party represents and warrants that each legal and/or beneficial owner of those Shares (other than a community property interest) is listed on the Exhibit and that no other person has any interest in such Shares.

          12.13 Further Assurances. Each of the parties hereto shall execute and deliver such instruments and take such other actions as the other parties may reasonably request in order to carry out the intent of this Agreement.

          12.14 Rights of Purchasers. Each Purchaser shall have the absolute right to exercise or refrain from exercising any right or rights that such Purchaser may have by reason of this Agreement including without limitation, the right to consent to any wavier or amendment of this Agreement. Each such Purchaser shall not incur any liability to any other Purchaser with respect to exercising or refraining from exercising any such right or rights.

          12.15 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

          12.16 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties, except as expressly limited in this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

          12.17 Construction and Titles. This Agreement has been negotiated between the parties hereto, and the language hereof shall not be construed for or against any party. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. A reference herein to any Section shall be deemed to include a reference to every subsection thereof.

          12.18 Attorney's Fees. If any action at law or in equity (including arbitration) is instituted to enforce or interpret the terms of the Agreements, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          12.19 Aggregation of Stock. All Shares held by affiliated entities or persons shall be aggregated together for purposes of determining the availability of any rights under this

Agreement (provided that no shares shall be attributed to more than one entity or person within any such group of affiliated entities or persons).

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first above written.

                                   COMPANY:

                                   ALTUS PHARMACEUTICALS INC.

                                   By: /s/ Peter L. Lanciano
                                       -----------------------------------------
                                   Name: Peter L. Lanciano
                                   Title: President and CEO


                                   VERTEX PHARMACEUTICALS
                                   INCORPORATED


                                   By: /s/ Kenneth S. Boger
                                       -----------------------------------------
                                   Name: Kenneth S. Boger
                                         ---------------------------------------
                                   Title: Sr. Vice President and General Counsel
                                          --------------------------------------


                                   PETER L. LANCIANO

                                   /s/ Peter L. Lanciano
                                   ---------------------------------------------
                                   Title: President and CEO


                                   ALEXEY L. MARGOLIN

                                   /s/ Alexey L. Margolin
                                   ---------------------------------------------
                                   Title: Vice President of Science


                                   NOMURA INTERNATIONAL PLC
                                         By: /s/ Denise Pollard-Knight
                                             -----------------------------------
                                         Name: Denise Pollard-Knight
                                               ---------------------------------
                                         Title: Head of Nomura Phase 4 Ventures
                                                --------------------------------

       [Amended and Restated Right of First Refusal and Co-Sale Agreement]

                                         U.S. VENTURE PARTNERS VIII, L.P.
                                         USVP VIII AFFILIATES FUND, L.P.
                                         USVP ENTREPRENEUR PARTNERS VIII-A, L.P.
                                         USVP ENTREPRENEUR PARTNERS VIII-B, L.P.

                                         By Presidio Management Group VIII,
                                         L.L.C.
                                         The General Partner of Each


                                         By:  /s/ Michael P. Maher
                                             -----------------------------------
                                         Name: Michael P. Maher
                                         Title: Attorney In-Fact


                                         CMEA VENTURES LIFE SCIENCES 2000, L.P


                                         By:  /s/ David Collier
                                             -----------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                                --------------------------------


                                         CMEA VENTURES LIFE SCIENCES 2000,
                                         CIVIL LAW PARTNERSHIP


                                         By:  /s/ David Collier
                                             -----------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                                --------------------------------

       [Amended and Restated Right of First Refusal and Co-Sale Agreement]

                                         P/S BI BIOMEDICINSK VENTURE III


                                         By:  /s/ Jesper Zeuthen
                                             -----------------------------------
                                         Name:  Jesper Zeuthen
                                               ---------------------------------
                                         Title: Managing Director


                                         CLARIDEN BANK


                                         By:  /s/ Eric Bernhardt
                                             -----------------------------------
                                         Name: Eric Bernhardt
                                         Title: Senior Vice President

       [Amended and Restated Right of First Refusal and Co-Sale Agreement]

                                    Exhibit A

                               List of Purchasers

WARBURG PINCUS PRIVATE EQUITY VIII, L.P.
466 Lexington Avenue
New York, NY 10017
Attention: Stewart Hen

U.S. VENTURE PARTNERS VIII, L.P.
2735 Sand Hill Road
Menlo Park, CA 94025
Attention: Michael Maher

USVP VIII AFFILIATES FUND, L.P.
2735 Sand Hill Road
Menlo Park, CA 94025
Attention: Michael Maher

USVP ENTREPRENEUR PARTNERS VIII-A, L.P.
2735 Sand Hill Road
Menlo Park, CA 94025
Attention: Michael Maher

USVP ENTREPRENEUR PARTNERS VIII-B, L.P.
2735 Sand Hill Road
Menlo Park, CA 94025
Attention: Michael Maher

NOMURA PHASE4 VENTURES LP
c/o Nomura International plc
Nomura House
1 St. Martin's-le-Grand
London EC1A 4NP
United Kingdom
Attention: Charles Sermon

P/S BI BIOMEDICINSK VENTURE III
Sundkrogsgade 7
P.O. Box 2672
DK-2100 Copenhagen
Denmark
Attention: Jens W. Kindtler

CLARIDEN BANK
Claridenstrasse 26
CH-8022 Zurich
Switzerland
Attention: Eric Bernhardt

CMEA VENTURES LIFE SCIENCES 2000, L.P.
One Embarcadero Center, Suite 3250
San Francisco, CA 94111
415.352.1520 ext. 200 (voice)
415.352.1524 (fax)
Attention: David Collier and Meryl Schreibstein

CMEA VENTURES LIFE SCIENCES 2000, CIVIL LAW PARTNERSHIP
One Embarcadero Center, Suite 3250
San Francisco, CA 94111
415.352.1520 ext. 200 (voice)
415.352.1524 (fax)
Attention: David Collier and Meryl Schreibstein

KIM FENNEBRESQUE
c/o SG Cowen Ventures I, L.P.
1221 Avenue of the Americas, 10th Floor
New York, NY 10020
(212) 278-4000 (office)
(212) 278-1641 (fax)

DAVID M. MALCOLM
460 Long Ridge
Bedford, NY 10530
(212) 278-4000 (office)
(212) 278-5599 (fax)

STELIOS PAPADOPOULOS
3 Summerset Drive South
Great Neck, NY 11020
(516) 487-5654 (home)
(516) 487-0245 (fax)

PETER REIKES
200 East 64th Street, #23A
New York, NY 10021
(212) 278-4000 (office)
(212) 278-4289 (fax)

SENGAL M. SELASSIE
187 Gates Avenue
Montclair, NJ 01042
(973) 744-7525 (home)
(973) 744-7569 (fax)
(212) 278-4000 (office)
(212) 278-5454 (fax)

CHRISTOPHER A. WHITE
247 West 87th Street, #18F
New York, NY 10024
(212) 278-4000 (office)
(212) 278-5454 (fax)

NOMURA INTERNATIONAL PLC
Nomura House
1 St. Martin's-le-Grand
London EC1A 4NP
United Kingdom
Attention: Charles Sermon

SG COWEN VENTURES I, L.P.
1221 Avenue of the Americas
New York, NY 10020

PAUL J. LEACH
1134 Federal Avenue East
Seattle, WA 98102

ML INVESTMENTS LLC
One Financial Center
Boston, MA 02111

CHINA DEVELOPMENT INDUSTRIAL BANK INCORPORATED
125, Nanking East Road, Section 5
Taipei 105
Taiwan, R.O.C.
Attn: James Yen

PALLADIN OPPORTUNITY FUND LLC
195 Maplewood Avenue
Maplewood, NJ 07040
Attn: Ira Leiderman

CDIB BIOTECH USA INVESTMENT, CO.
21 North Skokie Highway, Suite 104
Lake Bluff, IL 60044
Attn:Geoffrey Bonn

BAOTUNG VENTURE CAPITAL CORPORATION
10F, 261, Sung-Chiang Road
Taipei
Taiwan, R.O.C.
Attn: Joyce Lee, Ph. D.

WANTUNG VENTURE CAPITAL CORPORATION
10F, 261, Sung-Chiang Road
Taipei
Taiwan, R.O.C.
Attn: Joyce Lee, Ph. D.

CHUNG-SHAN VENTURE CAPITAL CORPORATION
10F, 261, Sung-Chiang Road
Taipei
Taiwan, R.O.C.
Attn: Joyce Lee, Ph. D.

CHUNG-SHAN II VENTURE CAPITAL CORPORATION
10F, 261, Sung-Chiang Road
Taipei
Taiwan, R.O.C.
Attn: Joyce Lee, Ph. D.

                                    Exhibit B

                     List of Executives and Former Employees

Executives:
-----------
Peter Lanciano
Alexey Margolin

Former Employee:
----------------
Joseph Blanchard

                                    Exhibit C

                              List of Other Holders

Eastcastle Limited
Scott Rakestraw

                                                                         ANNEX 1

                           ALTUS PHARMACEUTICALS INC.

                             INSTRUMENT OF ACCESSION

     The undersigned, _______________________, as a condition precedent to becoming an executive of Altus Pharmaceuticals Inc., a Delaware corporation (the "Company"), hereby agrees to become an Executive party to that certain Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of May 21, 2004 by and among the Company, the Stockholders and other Executives (each as defined therein). This Instrument of Accession shall take effect and shall become an integral part of, and the undersigned shall become a party to and be bound by, said Amended and Restated Right of First Refusal and Co-Sale Agreement immediately upon execution and delivery to the Company of this Instrument of Accession.

     IN WITNESS WHEREOF, this INSTRUMENT OF ACCESSION has been duly executed by or on behalf of the undersigned, as a sealed instrument under the laws of the State of Delaware, as of the date below written.

                                         Signature:


                                         ---------------------------------------
                                         (Print Name)

                                         Address:
                                                  ------------------------------

                                                  ------------------------------

                                                  ------------------------------


                                         ACCEPTED:

                                         ALTUS PHARMACEUTICALS INC.


                                         By:
                                             -----------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                                --------------------------------
Date:
      -------------------

                                                                         ANNEX 2

                           ALTUS PHARMACEUTICALS INC.

                             INSTRUMENT OF ACCESSION

     The undersigned, ______________________, as a condition precedent to becoming the owner or holder of record of shares of capital stock, of Altus Pharmaceuticals Inc., a Delaware corporation (the "Company"), hereby agrees to become a Stockholder party to that certain Amended and Restated Right of First Refusal and Co-Sale Agreement dated as of May 21, 2004 by and among the Company, the other Stockholders and the Executives (each as defined therein). This Instrument of Accession shall take effect and shall become an integral part of, and the undersigned shall become a Stockholder party to and be bound by, said Amended and Restated Right of First Refusal and Co-Sale Agreement immediately upon execution and delivery to the Company of this Instrument of Accession.

     IN WITNESS WHEREOF, this INSTRUMENT OF ACCESSION has been duly executed by or on behalf of the undersigned, as a sealed instrument under the laws of the State of Delaware, as of the date below written.

                                         Signature:


                                         ---------------------------------------
                                         (Print Name)

                                         Address:
                                                  ------------------------------

                                                  ------------------------------

                                                  ------------------------------


                                         ACCEPTED:

                                         ALTUS PHARMACEUTICALS INC.


                                         By:
                                             -----------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                                --------------------------------
Date:
      -------------------